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                       COLLECTIVE BARGAINING AGREEMENT

                                   BETWEEN

                        ARROWHEAD GRATING & METALWORKS
                           DIV OF KLEMP CORPORATION

                                     AND

                      OPERATING ENGINEERS LOCAL NO. 101

                                EFFECTIVE FROM

                               DECEMBER 8, 1997

                                     THRU

                               DECEMBER 7, 2001
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                              TABLE OF CONTENTS

ARTICLE I - RECOGNITION                                                  1

ARTICLE II - MANAGEMENT                                                  3

ARTICLE III - UNION SECURITY                                             4

ARTICLE IV - WAGES                                                       5

ARTICLE V - SENIORITY                                                    8

ARTICLE VI - HOURS OF WORK                                              11

ARTICLE VII - HOLIDAYS                                                  13

ARTICLE VIII - VACATIONS                                                14

ARTICLE IX - JURY DUTY                                                  15

ARTICLE X - SICKNESS ABSENCE ALLOWANCE                                  16

ARTICLE XI - HEALTH INSURANCE                                           17

ARTICLE XII - NON DISCRIMINATION                                        17

ARTICLE XIII - BULLETIN BOARD                                           18

ARTICLE XIV - PENSION                                                   18

ARTICLE XV - NO STRIKE - NO LOCKOUT                                     19

ARTICLE XVI - NOTIFICATION                                              19

ARTICLE XVII - LEAVE OF ABSENCE                                         19

ARTICLE XVIII - FUNERAL LEAVE                                           20

ARTICLE XIX - ATTENDANCE & TARDINESS                                    20

ARTICLE XX - GRIEVANCE AND ARBITRATION PROCEDURE                        22

ARTICLE XXI - ON THE JOB INJURY                                         24

ARTICLE XXII - CREDIT UNION                                             24

ARTICLE XXIII - SAFETY AND HEALTH                                       24

ARTICLE XXIV - FEDERAL AND STATE LAW                                    26

ARTICLE XXV - DISCIPLINARY ACTION                                       26

ARTICLE XXVI - TERMS OF AGREEMENT                                       27
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                                  AGREEMENT

This agreement is made and entered into this ____ day of ______________, by and between ARROWHEAD GRATING & METALWORKS, DIV. OF KLEMP CORP. hereinafter called the "Company" and INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL NO. 101, hereinafter called the "Union".

                           ARTICLE I - RECOGNITION

     Section 1. The Company recognizes the Union as the sole, exclusive representative of all full-time and regular part-time production and maintenance employees including welder/fabricators, welder operators, machine operators and material handlers employed by the Employer at its 1100 Brown Street, Liberty, Missouri facility EXCLUDING office clerical employees, professional employees and guards and supervisors as defined by the Labor-Management Relations Act of 1947, as amended.

     Section 2. The Company agrees to notify the Union of its need for new employees within the bargaining unit at the time these needs develop. The Employer agrees to notify the Union on a monthly basis of all new hires and terminations as they apply to the bargaining unit if any.

     Section 3. THE COMPANY AGREES NOT TO HIRE ANY TEMPORARY EMPLOYEES TO DO BARGAINING UNIT WORK, WHEN ANY REGULAR UNIT MEMBERS ARE ON LAYOFF.

     Section 4. The purpose of this agreement is to provide orderly collective bargaining relations between the Company and the Union, to provide for peaceful adjustment of any differences which may arise between the parties, to eliminate interruptions of work and interference with efficient operation of the Company's business.

     Section 5. The Company is obligated to negotiate with the Union on any substantive change of any present terms or conditions of employment. The Company agrees not to change any conditions of employment without first bargaining with the Union.

     Section 6. The Company agrees that Business Representatives of the Union may visit the plant to check on complaints of the employees, with as little interference to the work as possible, provided that visits are prearranged and agreed to by the Company. Union meetings shall not be held on the Company's premises.

     Section 7. Shop stewards will have the right to discuss Union-Management problems with union members during normal business hours so long as such activities do not interfere with the normal operation and efficiency of the Company and so long as each discussion is limited to one (1) union steward and one (1) employee with a duration of no more than five (5) minutes and no more than two (2) meetings per day per steward. The Company agrees to pay the shop steward his regular rate of pay for all meetings and discussions with management, when such discussions occur during the steward's regular working hours.

     Section 8. An employee shall have a union representative present during any meeting with management in which disciplinary action(s) of the following nature are going to be implemented.

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          A.  Tardy and/or attendance related discipline involving either suspension or termination as outlined in this agreement.

          B. Discipline at level four (4) or level five (5) involving suspension or termination as outlined in the Policy For Administration of Discipline In The General Company Rules.

                           ARTICLE II - MANAGEMENT

     Section 1. The management of the plant and the direction of the work force including the planning, direction and control of plant operations; the scheduling of work and the assignment of employees to such work; the right to promote; the control and regulation of all equipment and other property of the Company; to determine the means, methods, processes and schedules of production; the determination of the products to be handled or manufactured; to determine the location of the plants; the determination of ability on a fair and equitable basis; to establish production standards and to maintain operating efficiencies; the extent to which work required in the Company's business shall be performed by employees covered by this Agreement; the establishment and enforcement of reasonable rules of conduct and the right to maintain discipline and efficiency of all employees on a fair and equitable basis, are all rights vested with the Company. In addition, the determination and establishment of any new or improved methods or facilities, the extension, limitation, curtailment or cessation of operations, are rights vested with the Company but the Company acknowledges its obligation to notify the Union regarding any extension, limitation, curtailment or cessation of operations. It is further agreed that the listing of management prerogatives shall not be interpreted as excluding other prerogatives not listed, and the Company retains the right to exercise these and other prerogatives or functions of management, which is not abridged by specific provision of this Agreement and subject to the grievance and arbitration provision provided herein.

     Section 2. The Company retains the right to hire, suspend, discharge, discipline for proper cause, transfer and the right to relieve employees from duty because of lack of work or other legitimate reasons, provided that in the exercise of these rights the Company will not violate any of the terms of this Agreement and subject to the grievance and arbitration provision provided herein.

                         ARTICLE III - UNION SECURITY

     Section 1. All present employees who are members of the Union on the effective date of this Agreement shall remain members of the Union in good standing as a condition of employment. All present employees who are not members of the Union, and all employees who are hired thereafter, shall become and remain members in good standing of the Union as a condition of employment on or after the 91st day following the effective date of this Agreement, whichever is later.

     Section 2. The Union agrees that any request for the discharge of an employee, for failure to comply with this Article, shall be in writing and shall specify the reason for such request and also the fact that Union membership was available to such employee on the same terms and conditions generally available to other members.

     Section 3. The Employer agrees, upon receipt of proper written authorization from the individual employee, to deduct from the pay of the
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employee, on the last payday of each month, the monthly Union dues for the following month, and to deduct initiation fees of a new employee upon receipt of written authorization from that employee to do so. These deductions shall be remitted to the Union on or before the 10th of each month. The Union agrees to indemnify and hold harmless the Employer, and its successors, from any and all loss, cost, and liability, damage or expense arising out of the Employer's compliance with this check-off provision.

                              ARTICLE IV - WAGES

     Section 1. All current employees, effective with this Agreement shall earn hourly wages, plus applicable premiums, in accordance with the attached wage table based on classification and tenure.

     Section 2. The following adjustments and/or premium apply to the rates in Section 1.

          A. A premium of forty-five cents (.45) per hour for the second shift and sixty cents (.60) per hour for the third shift shall be paid for work performed on these respective shifts.

          B. A premium of thirty-five cents (.35) per hour shall be paid to any company designated employee or employees within the bargaining unit who maintains a chauffeur's license at the Company's request for the purpose of driving Company vehicles at the Company's discretion.

          C. A premium of twenty-five cents (.25) an hour shall be paid to employees who are qualified by the Company to serve as welder operators at the Company's discretion. Such employees will be paid full welder operator pay when they are, in fact, serving in said capacity.

     Section 3. The above rates of pay are minimum. The Company, employee and the Union may negotiate higher wage rates for an individual because of the employee's skill, attitude, or ability to perform their duties. Any wage raise negotiated will be replied on within ten (10) calendar days.

     Section 4. If, during the term of this agreement new job classifications are created, the Company may determine the rate of pay for the new classification for the purpose of implementing the classification but must notify and negotiate with the Union the rate of pay.
If a higher rate of pay is negotiated then the differential will be retroactively due to subject employees to the date the new classification and rate of pay was implemented.

     Section 5. In the event an employee is transferred, or assumes the duties of a higher paid classification for two (2) or more hours in any work day, he shall receive the rate of the higher classified job for the remainder of that day.

     Section 6. The Company, at its sole discretion, can designate any employee to serve as a leadman at the Company's convenience. The Company will pay a premium of seventy-five cents (.75) an hour for the hours worked as a leadman.

     Section 7. The Company will make good faith effort to have paychecks ready by 1:30 p.m. on the day following the end of the pay period. Second and third shifts will be allowed to pick up their checks at this time or any time
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thereafter.

     Section 8. All pay increases in this Article shall be in effect the day on which the increase falls.

     Section 9. Any employee covered by this Agreement and now receiving more than the above scale of wages shall not suffer any reduction in said scale of wages.

     Section 10. If any employee changes classifications to a higher rated job on a permanent basis, he or she shall be positioned on the wage schedule in the new classification at the first point he or she would receive a wage increase from the previous classification.


Effective 12/8/97
thru 12/7/98           Start      90 Day      1 Year      2 Year      3 Year
-----------------      -----      ------      ------      ------      ------
FORGEWELD               8.21        9.94       10.71       11.63       13.32
WELDER/FABRICATOR       7.65        9.34       10.14       11.01       12.74
MACHINE/OPERATOR        6.87        8.08        9.11       10.01       11.75
MATERIAL HANDLER        6.42        7.73        8.66        9.40       11.10

Effective 12/8/98
thru 12/7/99           Start      90 Day      1 Year      2 Year      3 Year
-----------------      -----      ------      ------      ------      ------
FORGEWELD                8.45      10.23       11.03       11.97       13.71
WELDER/FABRICATOR        7.87       9.62       10.44       11.34       13.12
MACHINE/OPERATOR         7.07       8.32        9.38       10.31       12.10
MATERIAL HANDLER         6.61       7.96        8.91        9.68       11.43

Effective 12/8/99
thru 12/7/2000         Start      90 Day      1 Year      2 Year      3 Year
-----------------      -----      ------      ------      ------      ------
FORGEWELD               8.70       10.53       11.36       12.32       14.12
WELDER/FABRICATOR       8.10        9.90       10.75       11.68       13.51
MACHINE/OPERATOR        7.28        8.56        9.66       10.61       12.46
MATERIAL HANDLER        6.80        8.19        9.17        9.97       11.77

Effective 12/8/2000
thru 12/7/2001         Start      90 Day      1 Year      2 Year      3 Year
-------------------    -----      ------      ------      ------      ------
FORGEWELD               8.87       10.74       11.58       12.56       14.40
WELDER/FABRICATOR       8.26       10.09       10.96       11.91       13.78
MACHINE/OPERATOR        7.42        8.73        9.85       10.84       12.70
MATERIAL HANDLER        6.93        8.35        9.35       10.16       12.00

                            ARTICLE V - SENIORITY

     Section 1. For purposes of this Agreement, seniority shall be determined by the length of continuous time in the bargaining unit.

     Section 2. In all matters of employee's selections, seniority shall prevail at all times. This provision shall not be inconsistent with any of the express terms of this agreement.

     Section 3.  Employees shall be in a probationary period for their first
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ninety (90) days of employment, provided that the Company may extend the probationary period to one hundred twenty (120 days by written notice sent to the Union between an employee's sixtieth (60th) and ninetieth (90th) day of employment. Probationary employees may be discharged or disciplined without recourse to the grievance and arbitration provisions of this Agreement. All other provisions of the Agreement shall apply during their probationary period. Once a probationary employee successfully completes the probationary period, he shall be a regular employee for purposes of Article I, Section 3.

     Section 4. When an opening occurs within the bargaining unit of the employees coming under the jurisdiction of the Union, the Employer will post the opening for a period of three (3) working days. Any employees within the bargaining unit desiring to bid on such opening shall write the employee's name and seniority status on the notice. The union shop steward may sign a job bid posting for an employee in the bargaining unit while such employee is on vacation. Within one (1) week thereafter, the opening will be awarded to the senior employee bidding. When the position opening is one for which there are not any prerequisite qualifications, the senior employee awarded the bid will have ten (10) days to establish that he can satisfactorily perform the available work as determined by the Company. When the position opening is one for which prerequisite qualifications are mandatory then the employees who bid will be tested in sequence of seniority and the bid awarded to the senior employee who qualifies. After the bid is awarded, the qualifying employee will have thirty (30) days to establish that he can satisfactorily perform the available work as determined by the Company. Once a bid has been awarded to the senior (qualifying) employee that employee shall be paid that classification of pay no later than one week, five (5) working days, from the date the bid was awarded.

     Section 5. During the thirty (30) day period immediately following the awarding of the bid, both the Employer and the employee have the option of voiding the bid, at which time the job will be re-posted as provided for in this Article. During the training period (30 calendar days) no discipline shall be assessed for performance or production standards.

     Section 6. Any reduction in the work force or recall from lay-off shall be in accordance with seniority, subject to the senior employee being able to perform the available work satisfactorily as determined by the Company.

     Section 7. Any regular employee covered by this Agreement who has been laid off shall maintain recall rights by seniority for a period of twelve (12) months.

     Section 8. Continuous service and seniority shall be broken and employment relationship terminated when an employee:

          1.  Quits.
          2.  Is discharged for just cause.
          3. Fails to report for work without good and sufficient cause after a lay-off within seven (7) days after being notified to return by certified letter to his last known address.
          4. Is off work due to a lay-off because of lack of work in excess of twelve (12) months.
          5. Fails to return to work on schedule following a vacation or authorized leave of absence without good and sufficient cause.
          6. If, for any reason, is absent from work for a period of two (2) consecutive working days without notifying the Employer where it would have
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been possible to give such notice.
          7.  Retirement.

     Section 9. An up-to-date seniority list will be kept posted in the plant. Any employee appearing on revised lists, who did not appear on the previous list, must file objections within two (2) weeks after the lists have been posted.

     Section 10. Employees must keep the Company advised of their current mailing addresses and phone numbers, and changes thereof must be given to the Company, in writing, and the Company shall be entitled to rely upon the addresses and phone numbers shown on its records.

     Section 11. Inability to work because of proven illness or injury shall not result in the loss of seniority rights for a period of one (1) year for off-the-job injury or sickness (after expiration of vacation time), and two
(2) years in event of compensable injury (after expiration of vacation time). The employee shall be required at not more than 3-month intervals to provide proof of his inability to work as a result of the injury or illness.

     Section 12. Supervisory employees shall have no seniority in the bargaining unit unless they are promoted from the bargaining unit; in this event, their seniority shall expire after sixty (60) days in a supervisory capacity.

                          ARTICLE VI - HOURS OF WORK

     Section 1. Eight (8) hours shall constitute a work day. Forty (40) hours shall constitute one week's work. Five (5) consecutive days of Monday through Friday shall constitute a normal work week.

     Section 2. Only hours worked, or paid, count toward the forty hour total. Any time worked in excess of forty (40) hours in any work week shall be paid at the rate of time and one-half (1-1/2), with the exception of paid sick leave days themselves or time worked in excess of forty (40) hours when the forty (40) hours includes paid sick leave time. In these instances, the time in excess of forty (40) hours will be paid at straight time rates.

     Section 3. Any employee who is scheduled to work and reports for work will receive a minimum of four (4) hours reporting pay at the applicable rate of pay except in cases of emergency, such as major breakdown, power failures, acts of God.

     Section 4. Any work performed in excess of fifty-two (52) hours in any work week shall be paid at the rate of double time (2). Only hours actually worked or paid as defined in Section Two (2) of this article count toward the fifty-two (52) hour total.

     Section 5. Any work performed on Sunday will be paid at the rate of double time (2).

     Section 6. Regular shifts shall be established and it shall be a violation of this Agreement to change shifts in order to avoid payment of overtime. Third shift will start prior to Monday A.M. first shift.

     Section 7. In the event that it becomes necessary to implement new shifts, the Company must post the new shift requirements for three (3) days,
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and men may protect themselves with their seniority and qualifications.

     Section 8. Notice for any complete shift mandatory overtime will be given by the end of shifts on Thursday or by the end of the third (3rd) shift on Wednesday if such shift exists. Overtime and/or premium pay will not be pyramided. Where work performed is within two (2) or more overtime and/or premium pay classifications, only the highest single overtime or premium rate will be paid for such work.

     Section 9. In the event any employee(s) are directed with less than seventy-two (72) hours notice to return to work a third (3rd) shift after having worked the preceding first (1st) shift they will be paid at the rate of double (2) time for the third (3rd) shift. This double (2) time pay allowance is not applicable to employee(s) working a second (2nd) shift and being required to return to work the first (1st) shift of the next work day.

                            ARTICLE VII - HOLIDAYS

     Section 1. The following holidays shall be allowed with eight (8) hours pay for all employees: New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Day after Thanksgiving Day, Christmas Eve Day, Christmas Day, and New Year's Eve Day. All holiday pay shall include shift differential.

     Section 2. Any employee who works on any of the above-mentioned holidays shall receive time and one-half (1-1/2) his regular hourly rate plus any applicable shift differential for all hours worked on that holiday, in addition to his eight (8) hours holiday pay.

     Section 3. To be eligible for the Holiday pay, an employee must work their scheduled day before and after the holiday unless either or both are vacation days. Probationary employees are eligible for holiday pay after thirty (30) calendar days of employment.

     Section 4. Employees who are less than ten (10) minutes tardy at the commencement of either the preceding or succeeding shift but who otherwise work all of both shifts will retain their entitlement to full holiday pay. Employees who miss more than ten (10) minutes but less than two (2) hours of either the preceding of succeeding shift will retain entitlement to Holiday pay but such pay will be reduced by the equivalent amount of work missed. Employees who are more than two (2) hours late will be considered absent and not eligible for Holiday pay.

     Section 5. If a holiday falls on an employee's first day off, the day preceding the holiday will be observed as the holiday; in the case of the second day off, the day following the holiday will be observed as the holiday.

                           ARTICLE VIII - VACATIONS

     Section 1. Employees shall receive vacation in accordance with the following schedule subject to the total number of hours actually worked during the year:

     After one (1) years' employment - five (5) days paid vacation each year. After two (2) years' employment - ten (10) days paid vacation each year. After eight (8) years' employment - fifteen (15) days paid vacation.
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     Section 2.  For employees working less than a full year due to leave of absence, layoff or other legitimate circumstances vacation shall be awarded as follows:

Hours Worked    Five Day Category    Ten Day Category    Fifteen Day Category
------------    -----------------    ----------------    --------------------
350                     1                    2                     3
700                     2                    4                     6
1050                    3                    6                     9
1400                    4                    8                    12
1750                    5                   10                    15

     Section 3. All vacation pay shall be based on a forty (40) hour week at the regularly scheduled rate of pay plus any applicable premiums. Vacation pay will be paid by separate check per pay period when a completed work week is involved. Vacation pay will be paid prior to vacation, at employee's option, where a full week is involved. When an employee takes a partial week as vacation, if it is requested before the end of the preceding week, his check will be available at the end of his last day worked.

     Section 4. Upon separation, employees with more than one year of employment will receive pro-rated vacation for any earned vacation due unless the separation is discharge for just cause, or the employee failed to give two weeks' notice for voluntary termination.

     Section 5. The number of employees to be allowed off on vacation at any one time shall be determined by the Company. Selection of individual vacations periods shall be based upon seniority and convenience of plant operations and shift bidding. All shift bidding will be completed by February 15 and approved by March 15 and will not be subject to cancellation.

     Section 6. Employees who have earned vacation time can take one week's vacation: i.e., five (5) work days, in one or more full day increments. An employee who is entitled to one (1), two (2), or three (3) weeks' vacation shall be permitted to take the same in one period if he so desires.

     Section 7. Employees eligible for two (2) or three (3) weeks vacation may, at their discretion, choose to be paid for up to one (1) weeks worth of said vacation at the end of their vacation year. Unused or unpaid vacation time cannot be carried forward into the next vacation year.

                            ARTICLE IX - JURY DUTY

     Section 1. Any employee who loses time from work because of service on a jury shall, upon presentation of a statement signed by an officer of the court involved, signifying the time he so served on a jury, be paid his regular straight-time rate of pay plus shift differential for the regular hours served on jury duty, less the amount of jury pay received, it being understood the employee will report to work immediately after being relieved from jury service, if at least three (3) hours remain on the shift, so as to complete the hours of work remaining within this working schedule. An employee who works on the second shift and who, immediately prior to the start of his shift, serves more than five (5) hours on jury duty shall not be required to report for work that day. An employee working the third shift shall not be required to work the shift immediately preceding jury duty, (eight (8) hours).
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                    ARTICLE X - SICKNESS ABSENCE ALLOWANCE

     Section 1. Employees will be paid during absence on account of sickness or injury on the following basis: After the 90 day probationary period and through one (1) year of employment the employee is entitled to one (1) day of sick leave. The second and third year of employment the employee is entitled to two (2) days of sick leave per year. The fourth and fifth year of employment the employee is entitled to three (3) days sick leave per year. After the fifth year of employment the employee is entitled to five (5) days sick leave per year. Sick leave will accumulate up to a maximum of fifteen
(15) days.

     Section 2. The sixth (6th) through fifteenth (15th) days of accumulated paid sick days cannot be used in one day increments but are to be used in the event of catastrophic illness or injury. Illness or injury absence for days six (6) through fifteen (15) must be excused for five (5) days or more.

     Section 3. Paid sick leave shall commence on the first (1st) day of illness or injury. Proper notification must be given as described in Article XIX of this agreement. A proper doctor's certificate will be required as defined in Section 4 of this Article for the 2nd day of paid sick leave and all remaining eligible sick days. The doctor's certificate must be presented on the first (1st) day of the employee's return to work for sick days two (2) through fifteen (15), otherwise the absence will not be considered an excused
(paid) sick leave day and the provisions of Article XIX will apply.

     Section 4. Proper doctor's certificate shall mean a certificate signed by a Physician or an authorized representative that specifically states that subject employee was unable to work because of medical reasons on the specific date(s) that the subject employee was absent. A doctor is defined as being any professional who is licensed for the purpose of servicing the physical and mental health of human beings.

     Section 5. This article does not apply to work related injuries covered by Workmen's Compensation laws.

     Section 6. Individually accumulated paid sick days under the preceding agreement will be transferred on a one to one basis using the individual account balances on the date that this agreement becomes effective. Additional days of paid sick leave earned on employee anniversary dates following the effective date of this agreement will be per this agreement.

     Section 7. If an employee accumulates all fifteen (15) paid sick days he may choose to sell five (5) of those sick days back to the company at one third (1/3) of the employee's sick pay wages.

                        ARTICLE XI - HEALTH INSURANCE

     Section 1. Employee contributions will be required for health, vision and dental insurance. The following rates are effective through December 7, 1999.

                         Single        $ 7.30 per week
                         Family        $20.80 per week

In the 3rd and 4th years of this agreement, the Company may increase the above rates a maximum of five percent (5%) each year.
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
     Section 2. Effective December 8, 1997, the Company vision plan shall be in effect. Employee contributions are required in the amount of $1.11 per month for each person the employee designates will be covered by the plan.

     Section 3. The Company shall provide a $20,000 life insurance policy for each employee. All premium costs shall be paid by the Company.

                       ARTICLE XII - NON DISCRIMINATION

     Section 1. It is agreed that no employee or applicant for employment shall be discriminated against by the Company or the Union because of race, color, religion, sex, age or national origin, or by the Company because of Union activities, provided this provision shall not preclude the Company from taking disciplinary action against an employee engaged in Union activity where such Union activity is in violation of this agreement.

     Section 2. Where a noun or pronoun in this Agreement refers to gender, it will be construed to mean either gender.

                        ARTICLE XIII - BULLETIN BOARD

     Section 1. The Company agrees to provide an adequate bulletin board for the use of the Union and shall permit the posting thereon of official Union bulletins pertaining to the regular business of the Union, after prior approval by the Company.

     Section 2. The Union shall notify the Company of its employee representative who will be authorized to post Union bulletins. Other employees will not be authorized to post bulletins. Expired or outdated bulletins are to be removed in a timely manner.

     Section 3. The Company agrees to the posting of a copy of this Agreement on the bulletin board space provided.

                            ARTICLE XIV - PENSION

     Section 1. The Company agrees to implement payments to its selected pension plan beginning with the first workday of this agreement, at the rate of forty one cents (.41) per hour for each hour paid for or worked by all eligible employees. Eligible employees to include those employees under twenty-one years (21) of age. Payments will be made for each calendar quarter for the term of this Agreement. The Company and Union agree that the Company will develop and implement a new 401(k) plan as soon as practical. When the 401(k) plan is effective, the current plan will be discontinued, employee accounts shall be rolled-over into the 401(k) plan and the Company shall thereafter make the forty-one cent ($0.41) per hour contribution to the 401(k) plan in accordance with its terms.

                     ARTICLE XV - NO STRIKE - NO LOCKOUT

     Section 1. During the life of this Agreement there shall be no strikes on the part of the Union or any lockouts on the part of the Company.

                          ARTICLE XVI - NOTIFICATION

     Section 1. In the event of the lay-off of a regular employee covered by this Agreement the Company shall give such employee as much notice as
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
practical up to a minimum of two (2) full workdays.

                       ARTICLE XVII - LEAVE OF ABSENCE

     Section 1. With the mutual agreement of the Union and the Employer, for sound and valid reasons, including but not limited to illness or military service, a leave of absence may be granted to any employee with ninety (90) days or more of service. Extensions, if requested may be granted with the mutual agreement of the Union and the Employer.

     Section 2. Any employee returned from a leave of absence shall be reinstated in his job classification with no loss in seniority rights except that vacation and pay category benefits will not accrue during the leave of absence period except that employees on leave of absence due to work related medical reasons will maintain all seniority rights including accrual of vacation and pay category benefits.

     Section 3. Leaves of absence will be canceled if such employees take another job except with mutual agreement of the partes.

     Section 4. All employees requests for leaves of absence must be submitted in writing. These requests must reflect the purpose of the requested leave and the expected time frame of the requested leave. Request for medical leaves of absence must be accompanied by a proper doctor's certificate as defined in Article X, Section 4.

                        ARTICLE XVIII - FUNERAL LEAVE

     Section 1. Should a death occur in the immediate family a regular, full time employee, upon request, shall be granted a paid leave of absence of two consecutive days to attend the funeral. Immediate family members which would entitle employees to paid leave are defined as follows: current employee's spouse, employee's full blood relative; mother, father, sisters, brothers, sons, daughters, and grandparents. Further the employee shall be granted an unpaid leave of absence of two consecutive days to attend the funeral of the following family members: employee's current spouses mother, father, sisters, brothers, sons and daughters.

     Section 2. Employees are required to give the employer advance notification to be eligible for funeral leave. Additional unpaid excused days off may be granted at the sole discretion of the Company, upon request.

     Section 3. Probationary employees are eligible for Funeral leave as outlined in Section 1 of this article after 30 calendar days of employment.

                     ARTICLE XIX - ATTENDANCE & TARDINESS

     The following program will apply to each employee from the effective date of this agreement.

     Section 1. For the purpose of this article an absence is failure to report to work for a scheduled work shift later than two (2) hours after the scheduled start of the shift or the leaving from a scheduled work shift except in the following instances:

                *     Jury Duty
                *     Company Approved Education/Training
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
                *     Military Leave
                *     Leave of Absence
                *     Work related illness/injury
                *     Vacation
                *     Holiday
                *     When agreed to by the Company & Employee

     Sickness when a proper Doctor's certificate is presented to the Company, and the employee has available paid sick days as outlined in Article X of this agreement.

     All other absences will be classified as unexcused and administered as outlined in Item B of Section 1.

          A. Notification: Employees must notify their supervisor as soon as they know they will be absent from work, but not later than the start of the shift. Notification of absence after the start of the shift is improper notification and is counted as two (2) incidents of absence. If the absence will be for more than one (1) work shift, then daily notification is required unless it is physically impossible for the employee to give such notice or he is admitted to a hospital. Proper notification does not excuse the absence.

          B. The following disciplinary procedure will be applied to measure each employee from the effective date of this agreement on a twelve (12) month basis.

No. of Incidents          Action
----------------          --------------------------------------
       3                  Written Warning
       4                  Three (3) Day Suspension (Without pay)
       5                  Five (5) Day Suspension (Without pay)
       6                  Termination

     Section 2. For the purpose of this article tardiness is timing in one or more minutes late up to a maximum of two (2) hours late. Lateness of over two
(2) hours will be counted as absence.

          A. Notification: Employees must notify their supervisor as soon as they know they will be tardy but no later than 30 minutes after the start of their shift. Failure to properly notify an employee's supervisor will be counted as two (2) incidents of tardiness. Proper notification does not excuse the tardiness.

          B.  Tardiness procedure for disciplinary action follows:

No. of Incidents          Action
----------------          --------------------------------------
       3                  Written Warning
       4                  Three (3) Day Suspension (Without pay)
       5                  Five (5) Day Suspension (Without pay)
       6                  Termination

     Section 3. Effective with this agreement, each employee's disciplinary status level will continue per contract.

     Section 4. Employees are eligible to earn an additional paid vacation day at any time they have had perfect attendance for a continuous four (4)
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
month period. Perfect attendance is defined as no absences or tardies during the period except for authorized holiday and vacation days. Four (4) months is defined as 122 continuous calendar days. This additional vacation day will be administered the same as regular vacation days as defined in Article VIII. There is no limit to the number of extra vacation days that an employee may earn.

               ARTICLE XX - GRIEVANCE AND ARBITRATION PROCEDURE

     Section 1. Only grievances or disputes relating to the interpretation of provisions of this contract are subject to the following grievance procedure:

          A. The employee or the steward shall present the grievance to the employee's immediate supervisor within five (5) working days after the grievance has first arisen.

          B. If the grievance is not thus adjusted, then the grievance shall be reduced to writing and presented to the Employer or its representatives for adjustment through the steward or through any authorized Union representative within ten (10) working days after the grievance has first arisen.

          C. If the matter is not settled within fifteen (15) working days after the grievance is presented in writing as provided in (B) above, the dispute or grievance shall be referred to arbitration. The arbitrator shall be selected by agreement of the parties. In the event of inability to agree, the selection of an arbitrator shall be made from a list of names furnished at the request of either party to the Federal Mediation and Conciliation Service. The arbitrator shall have no power to add to, or subtract from or modify any of the terms of this Agreement. Expenses of the arbitrator shall be borne equally by both parties. A valid decision of the arbitrator shall be borne equally by both parties.

          D. The time specified in this section shall be of the essence and failure to take action as required within the time specified herein shall result in the grievance being dropped and not subject to arbitration, unless the time periods are waived by mutual agreement.

          E. In case of question on the part of the Union Representative as to the advisability whether to press for arbitration, the grievance shall be taken before the Executive Board of the Local Union and they shall have final authority in respect to any aggrieved employee covered by this Agreement, to decline to process a grievance, complaint, difficulty or dispute further if, in the judgment of the Executive Board such grievance or dispute lacks merit or justified under the terms of this Agreement, to the satisfaction of the Union Executive Board.

                       ARTICLE XXI - ON THE JOB INJURY

     Section 1. When an employee is injured on the job and is required to leave the plant to receive medical attention from a doctor or a nurse, the employee will be paid a minimum of four (4) hours pay for that day. The employee will be paid eight (8) hours pay for that day if his total time, including the time to receive medical attention, exceeds four (4) hours.

     Section 2. Section 1 is in effect provided the employee is directed not to return to work that day by a qualified doctor or nurse. The employee is required to secure a written report from the doctor or nurse concerning his
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
status. This report shall also record the time that medical treatment was completed.

                         ARTICLE XXII - CREDIT UNION

     Section 1. The Company agrees to make payroll deductions for the IUOE Credit Union, upon proper authorization by the employee. Deductions must be on a standard weekly amount basis. The Company will forward withheld funds to the Credit Union on a weekly basis.

                      ARTICLE XXIII - SAFETY AND HEALTH

     Section 1. Both the Company and the Union subscribe to and fully support the purposes and principles of the William-Steiger Occupational Safety and Health Act of 1970. The Union agrees to support the Employer in the enforcement of health and safety rules.

     Section 2. The joint Company-Union Safety Committee will be co-chaired by the plant manager and a member of the bargaining unit, chosen by the membership. This committee will meet on the last Wednesday of each month for the purpose of reviewing accidents and arriving at suggestions for accident prevention. The committee shall then submit to the Company a written report showing the recommendations of the Committee, together with a place to designate acceptance, rejection or an alternative proposal. The committee can also develop suggestions for additions and/or modifications to existing Company Plant Safety Rules.

     Section 3. The joint safety committee provided herein is empowered only to recommend minimum safety rules and standards. In accordance with the requirements of OSHA, the Company has exclusive responsibility to insure the safety of its employees and their compliance with such safety rules and standards.

     Section 4. The Company will schedule up to twelve (12) meetings per calendar year with a minimum of six (6) meetings. These meetings will be held at the Company's convenience.

     Section 5. Employees are responsible for compliance with Company safety rules to include rules regarding the use of protective clothing and equipment. Cost responsibility for protective clothing and equipment will be as follows:

ITEM                INITIAL RESPONSIBILITY        REPLACEMENT RESPONSIBILITY
------------------  ----------------------------  ----------------------------
Welding Hoods       Employee                      Employee

Cutting Goggles     Company                       Company (FWT)

Welding Lenses      Company                       Company (FWT)

Safety Shoes/Boots  Employee, with Company        Employee with same allowance
                    allowance for metatarsal      (FWT) but no sooner than
                    boots of 50% of cost when     six (6) months
                    purchased from Company
                    supplier with a limit of
                    $45.00 if purchased elsewhere.
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
Safety Glasses      Company, including            Company (FWT) but no sooner
                    prescription type. Employee than three (3) mo on welder responsible for prescription or six (6) on non-welders.

Hearing Protection  Company                       Company (FWT)

Work Gloves*        Employee                      Employee

Protective Masks    Company                       Company

General Clothing    Employee                      Employee

     * Under any circumstance, when employees are working with a band saw, pickled or oiled metal, the Company shall provide work gloves.

     Section 6. FWT (Fair Wear and Tear) requires the employee to turn in the "old" item in order to receive a replacement. Further, items that are still usable will not be replaced. The Company will not replace items whenever the employee has been found to be negligent. In cases of negligence replacements will be at the employee's expense.

                     ARTICLE XXIV - FEDERAL AND STATE LAW

     Section 1. Any provision of this Agreement which is or which should become illegal or invalid by virtue of a final judgment of any court of competent jurisdiction, or by enactment of state or federal stature, shall thereupon become inoperative, and the remaining provisions of this Agreement shall continue in full force and effect, and the parties shall thereupon negotiate substitute provisions which are in conformity with applicable laws.

                      ARTICLE XXV - DISCIPLINARY ACTION

     Section 1. All disciplinary action, excluding tardiness and attendance, to be issued within ten (10) working days of this offense.

     Section 2. The Company agrees to treat time clock violations, as defined in the Company rules, separately from other rules violations for disciplinary purposes. The following procedures will be applied to measure each employee's discipline on the basis of each employee's own employment year.
                  Level               Discipline
                  -----               ----------------------
                    1                 Verbal Warning
                    2                 First Written Warning
                    3                 Second Written Warning
                    4                 Five Day Suspension
                    5                 Termination

                      ARTICLE XXVI - TERMS OF AGREEMENT

     Section 1. This Agreement shall remain in force and effect from December 8, 1997 through December 7, 2001, and shall continue in full force and effect from year to year thereafter unless written notice of desire to change is given by either the Union or Company within sixty (60) days prior to December 7, 2001 of any calendar year.

Entered into this _______ day of __________________, 1998.

Liberty, Missouri

ARROWHEAD GRATING & METALWORKS        INTERNATIONAL UNION OF OPERATING
DIV OF KLEMP CORPORATION              ENGINEERS, LOCAL NO.  101


By: ______________________________    By: ______________________________


By: ______________________________    By: ______________________________